Exhibit 99.1

LOS ANGELES  •  MONTREAL  •  LONDON  •  TOKYO  •  HYDERABAD  •  HONOLULU

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum/Allyson Pooley
Integrated Corporate Relations
 Phone:  310.395.2215

JAMDAT MOBILE ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CA – August 11, 2005 – JAMDAT Mobile Inc. (Nasdaq: JMDT)

JAMDAT Mobile Inc. (NASDAQ: JMDT), a global wireless entertainment publisher, today reported financial results for the three months ended June 30, 2005.

Second quarter 2005 revenues were $19.3 million, a 27% sequential increase over the $15.1 million reported in the first quarter of 2005, and a 128% increase over the $8.4 million reported in the second quarter of 2004.

GAAP net income for the second quarter of 2005 was $2.6 million, or $0.11 per diluted share, compared to approximately $0.4 million in the prior year period. GAAP net income included a $2.6 million non-cash acquired in process research and development (“IPR&D”) expense related to the Blue Lava acquisition and a $1.7 million income tax benefit resulting from the release of a valuation allowance against certain deferred tax assets.   Excluding the IPR&D expense and the tax benefit, net income would have been $3.4 million or $0.14 per diluted share as compared to prior GAAP guidance of $0.12 per diluted share.

Adjusted net income, which excludes amortization of stock compensation, other acquired intangibles and IPR&D expense, was $7.2 million for the second quarter of 2005, or $0.30 per diluted share, compared to $1.3 million in the prior year period.  Excluding the tax benefit, adjusted net income would have been $5.4 million or $0.23 per diluted share as compared to prior guidance of $0.18 per diluted share.

“We are very pleased with our strong second quarter results, and in particular, with the completion of our integration of Blue Lava and the Tetris property into our product slate,” said Chief Executive Officer, Mitch Lasky.

Cash, cash equivalents and short-term investments at June 30, 2005, totaled $21.3 million, accounts receivable totaled $17.9 million and bank debt totaled $15.0 million.   During the first half of 2005, JAMDAT generated approximately $10.5 million in cash from operations, compared to approximately $1.9 million of cash used in operations during the prior year period.

“We believe that our cash balance, available cash under our credit facility and ability to generate cash from operations are sufficient for our current operational needs,” said Chief Financial Officer, Michael Marchetti.

JAMDAT MOBILE INC.

3415 S. SEPULVEDA BLVD. SUITE 700, LOS ANGELES, CA 90034  USA

Second Quarter Highlights and Recent Developments

•                  In April 2005, JAMDAT acquired Blue Lava Wireless and a 15 year, exclusive license to the wireless rights for Tetris.  JAMDAT immediately received the rights to publish Tetris in North America, Latin America and India.  The European wireless rights to publish Tetris reverted to JAMDAT on June 8, 2005 and the Korean wireless rights to publish Tetris reverted to JAMDAT on August 8, 2005.  JAMDAT will acquire the Tetris wireless rights for China, Japan, Australia and New Zealand as the current licensee’s rights expire later this year.

•                  JAMDAT Mobile signed a multiyear license agreement with id Software for exclusive wireless distribution rights to DOOM RPG for mobile phones.

•                  JAMDAT acquired exclusive wireless distribution rights to SOCOM: U.S. Navy SEALs through a multiyear license agreement with Sony Computer Entertainment America.

•                  JAMDAT Mobile launched Tony Hawk’s Pro Skater: 3D, a 3D version of the popular skateboarding game, on V CAST from Verizon Wireless.

Third Quarter and Full Year 2005 Outlook

JAMDAT today also provided guidance for the three months ending September 30, 2005, and reaffirmed its previous guidance for the full year ending December 31, 2005.

Third Quarter 2005 Outlook

For the three months ending September 30, 2005, JAMDAT expects revenue in the range of $20 to $21 million, GAAP net income in the range of $0.04 to $0.06 per diluted share and adjusted net income in the range of $0.13 to $0.15 per diluted share.  Net income per share calculations for the three months ending September 30, 2005 are based on an estimated 26.1 million weighted average shares outstanding.  The reconciling items between GAAP net income and adjusted net income for the period are amortization of acquired intangible assets of approximately $2.0 million and employee stock based compensation of approximately $0.3 million.

Full Year 2005 Outlook

For the full year ending December 31, 2005, JAMDAT reaffirmed its guidance for revenue of approximately $80 million.  JAMDAT expects GAAP earnings per diluted share of approximately $0.42, and adjusted net income of approximately $0.83 per diluted share. The full year earnings per share include a $0.07 per share tax benefit realized in Q2.  JAMDAT currently does not expect its earnings in the second half of 2005 to be materially impacted by taxes.  Net income per share calculations for the full year 2005 are based on an estimated 24.6 million weighted average shares outstanding.  The reconciling items between GAAP net income and adjusted net income for the period are amortization of acquired intangible assets and acquired in-process research and development of approximately $8.9 million and employee stock based compensation of approximately $1.3 million.

Investor Conference Call

JAMDAT’s quarterly earnings conference call is scheduled to begin later today (Thursday, August 11, 2005) at 1:45 p.m., Pacific Daylight Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live webcast at www.jamdat.com.  For those who are not available for the live broadcast, the call will be archived on JAMDAT’s investor website.

Non-GAAP Measures

To supplement JAMDAT’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, JAMDAT uses non-GAAP measures of certain components of financial performance, including net income, gross profit and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of core operating results.  These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

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These non-GAAP measures exclude the following items from the Company’s statement of operations:

•                  Amortization of acquired intangibles

•                  Acquired in-process research and development

•                  Employee stock-based compensation

About JAMDAT Mobile Inc.

JAMDAT Mobile Inc. is a global publisher of wireless entertainment applications, including games, ring tones, images and other content.  JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Tetris®, Downtown Texas Hold ‘Em, Lemonade Tycoon®, Bejeweled, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®.  JAMDAT distributes its applications through wireless carriers around the world.  For more information, please visit www.jamdat.com.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include its ability to market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to JAMDAT’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. JAMDAT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

© 2005 JAMDAT Mobile Inc.  JAMDAT, JAMDAT Mobile and the bubbles logo are trademarks of JAMDAT Mobile Inc.  All other trademarks are the property of their respective owners and are used with permission.

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JAMDAT Mobile Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	December 31,	June 30,
	2004	2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,395	$21,254
Restricted cash	11	11
Short-term investments	33,523	—
Accounts receivable, net of allowance for doubtful accounts of $75 and $311 (unaudited), respectively	12,927	17,865
Prepaid expenses and other current assets	1,849	2,746
Prepaid royalties	2,114	2,550
Deferred tax asset	—	2,600
Total current assets	81,819	47,026
Property and equipment, net	1,998	2,150
Goodwill	4,081	27,355
Intangible assets, net	226	98,470
Non-current deferred tax asset	—	863
Other non-current assets	2,490	2,067
Total assets	$90,614	$177,931

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,185	$1,502
Accrued expenses and other liabilities	2,929	7,354
Deferred revenue	97	114
Current portion of notes payable	64	16,923
Total current liabilities	4,275	25,893
Other non-current liabilities	—	51
Notes payable, net of current portion	2	11,000
Total liabilities	4,277	36,944
Commitments and contingencies
Total stockholders’ equity	86,337	140,987
Total liabilities and stockholders’ equity	$90,614	$177,931

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2005		2004	2005
	(Unaudited)			(Unaudited)

Revenues	$8,446	$19,259		$15,479	$34,391

Cost of Revenues	1,395	5,101		2,360	8,557
Gross profit	7,051	14,158		13,119	25,834
Operating Expenses:
Research and development	2,699	4,781		5,054	8,943
Selling and marketing	1,416	2,004		2,312	3,690
General and administrative	1,739	3,328		3,054	5,995
Acquired in-process research and development	—	2,640		—	2,890
Stock-based compensation	787	322		1,498	679
Total operating expenses	6,641	13,075		11,918	22,197
Income from operations	410	1,083		1,201	3,637
Interest and other income (expense), net	13	(278)		(40)	(25)
Income before income tax benefit	423	805		1,161	3,612
Income tax benefit	—	1,746		—	1,668
Net income	$423	$2,551		$1,161	$5,280

Net income per common share:
Basic	$0.12	$0.11		$0.35	$0.25
Diluted	$0.09	$0.11	(1)	$0.25	$0.24	(1)

Weighted average shares used in computing net income per common share:
Basic	3,425,750	22,691,254		3,334,844	21,328,871
Diluted	4,937,528	24,880,879		4,651,786	22,994,295

Non-GAAP Results (in thousands, except per share data)

The following table shows the Company’s non-GAAP results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Operations.  The Company’s non-GAAP results do not include amortization of acquired intangibles and employee stock-based compensation and charges for acquired in-process research and development.

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2005		2004	2005

Net income	$423	$2,551		$1,161	$5,280
Amortization of acquired intangibles	67	1,681		134	1,998
Acquired in-process research and development	—	2,640		—	2,890
Stock-based compensation	787	322		1,498	679
Adjusted net income	$1,277	$7,194		$2,793	$10,847

Adjusted net income per diluted share	$0.26	$0.30	(1)	$0.60	$0.48	(1)
Weighted average shares used in computing adjusted net income per common share:	4,937,528	24,880,879		4,651,786	22,994,295

Gross profit	$7,051	$14,158		$13,119	$25,834
Amortization of acquired intangibles	67	1,681		134	1,998
Adjusted gross profit	$7,118	$15,839		$13,253	$27,832

(1)                                 Imputed interest expense of $155 related to a promissory note payable by the Company in cash or shares of common stock was added back to net income in calculating the numerator for the diluted earnings per share calculation for the three and six months ended June 30, 2005 in accordance with GAAP.

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2004	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$1,161	$5,280
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	426	2,480
Acquired in-process research and development	—	2,890
Stock-based compensation and warrant amortization	1,498	679
Non-cash interest (income) expense, net	(23)	155
Net tax benefit from release of valuation allowance	—	(3,463)
Provision for bad debts, net	—	242
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,425)	1,245
Prepaid expenses and other assets	(739)	(781)
Prepaid royalties	(690)	(108)
Accounts payable and accrued expenses	330	1,724
Deferred revenue	(476)	14
Other non-current liabilities	—	180
Net cash provided by (used in) operating activities	(1,938)	10,537

Cash flows from investing activities:
Purchases of property and equipment	(962)	(538)
Purchases of short-term investments	—	(18,102)
Sales of short-term investments	—	51,625
Restricted cash	819	—
Business acquisitions and investments	—	(68,716)
Net cash used in investing activities	(143)	(35,731)

Cash flows from financing activities:
Borrowing under term loan and credit facility	—	15,000
Bank facilities repayments	(395)	(58)
Proceeds from issuance of restricted common stock	27	58
Proceeds from issuance of common stock upon exercise of warrants	270	—
Payment of note payable	(1,837)	—
Net cash provided by (used in) financing activities	(1,935)	15,000

Effect of exchange rate changes on cash	48	53
Net decrease in cash and cash equivalents	(3,968)	(10,141)
Cash and cash equivalents, beginning of period	11,133	31,395
Cash and cash equivalents, end of period	$7,165	$21,254